Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270756

PROSPECTUS

Vertical Aerospace Ltd.

216,013,700 Ordinary Shares Offered by Selling Securityholders

21,889,935 Ordinary Shares Underlying Warrants

4,000,000 Warrants to Purchase Ordinary Shares

This prospectus relates to (i) the resale or other disposition, from time to time, of up to 203,742,563 ordinary shares, par value $0.0001 per share (the “ordinary shares”) of Vertical Aerospace Ltd. (“we,” “our,” or “Vertical”), by the selling securityholders identified in this prospectus (together with “Nomura” as defined below, the “Selling Securityholders”) or their pledgees, donees, transferees, or other successors in interest, which includes 19,850,244 ordinary shares due upon the conversion of the Convertible Senior Secured Notes, 8,378,809 ordinary shares that are still issuable as PIK Interest (as defined below) and 6,625,000 ordinary shares that are issuable by us upon exercise of the Convertible Notes Warrants and the Initial Virgin Atlantic Warrants; (ii) the issuance from time by time by us of up to 15,264,935 ordinary shares upon the exercise of our public warrants, each with an exercise price of $11.50 per ordinary share (the “Public Warrants”); (iii) the resale or other disposition, from time to time, of up to 4,000,000 warrants exercisable for one ordinary share each, with an exercise price of $11.50 per ordinary share, previously issued to the Convertible Senior Secured Notes Investor, as described below (the “Convertible Notes Warrants”); and (iv) the potential resale from time to time of up to 18,896,137 ordinary shares by Nomura Securities International, Inc. (“Nomura”) that we may elect, in our sole discretion, to issue and sell to Nomura pursuant to a Share Purchase Agreement, dated as of August 5, 2022, by and between us and Nomura (the “Purchase Agreement”).

The securities covered by this prospectus include those pursuant to registration rights granted to the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities nor does it require us to issue any ordinary shares. We will not receive any of the proceeds from the sale of the ordinary shares or Convertible Notes Warrants by the Selling Securityholders. However, we may receive up to a further $87 million net of transaction costs from Nomura under the Purchase Agreement in connection with sales of our ordinary shares to Nomura that we may, in our discretion, elect to make, from time to time, pursuant to the Purchase Agreement. In addition, we will receive up to an aggregate of $46 million from the exercise of the Convertible Notes Warrants, assuming the exercise in full of all of the Convertible Notes Warrants for cash, and we will receive up to $175.5 million from the exercise of our Public Warrants at an exercise price of $11.50 per ordinary share, assuming the exercise in full for cash of all 15,264,935 of our outstanding Public Warrants. See “Use of Proceeds.” If the Convertible Notes Warrants and/or Public Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. The holders of our Public Warrants are not obligated to exercise any or all of their warrants, and there is no assurance that they will elect to do so. We will receive the proceeds from any cash exercise of the Public Warrants, but not from the sale of the underlying ordinary shares.

The Selling Securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may from time to time offer and sell some or all of the securities held by them that are covered by this prospectus on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, as described in more detail in this prospectus. Additional information on the Selling Securityholders, and the times and manner in which the Selling Securityholders may offer and sell or otherwise dispose of their ordinary shares or Convertible Notes Warrants under this prospectus, is provided under the sections entitled “Selling Securityholders” and “Plan of Distribution” in this prospectus.

The Selling Securityholders may sell any, all or none of the securities offered by this prospectus from time to time, and we do not know when or in what amount the Selling Securityholders may sell the Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Nomura is an “underwriter” within the meaning of the Securities Act.

Our ordinary shares and Public Warrants are listed on the New York Stock Exchange under the symbols “EVTL” and “EVTLW,” respectively. On March 28, 2023, the last reported sales price of our ordinary shares was $1.70 per share and the last reported sales price of our Public Warrants was $0.15 per warrant. If the price of our ordinary shares is below $11.50, the exercise price of our Public Warrants, holders of our Public Warrants will be unlikely to cash exercise their Public Warrants, resulting in little to no cash proceeds to us.

We may amend or supplement this prospectus from time to time by incorporating by reference any document or filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves risks. See the “Risk Factors” on page 8 of this prospectus AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 filed with the SEC using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, the Selling Securityholders may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information set forth in the registration statement, as certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our securities. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

When the Selling Securityholders sell securities using this prospectus, we will provide a prospectus supplement, to the extent necessary, that will contain specific information about the terms of that offering, including the number of securities being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made or incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with any additional information described under the headings “Where You Can Find Additional Information” and “Documents Incorporated by Reference” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares or warrants. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on this prospectus, the information incorporated or deemed to be incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. Neither we nor the Selling Securityholders take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is a combined prospectus pursuant to Rule 429 under the Securities Act, which relates to:

(i)	the offering and sale from time to time by the Selling Securityholders identified below of up to 203,742,563 ordinary shares, which includes 19,850,244 ordinary shares due upon conversion of the Convertible Senior Secured Notes and 8,378,809 ordinary shares that are still issuable as PIK Interest (as defined below) as well as 6,625,000 ordinary shares that are issuable by us upon exercise of the Convertible Notes Warrants and the Initial Virgin Atlantic Warrants, which are currently registered and remain unsold under our registration statement on Form F-1 (File No. 333-262207), initially filed with the SEC on January 18, 2022, as subsequently amended (the “PIPE F-1 Registration Statement”), which was declared effective by the SEC on January 27, 2022;

(ii)	the offering and sale of up to 15,264,935 ordinary shares that are issuable by us upon the exercise of 15,264,935 Public Warrants that were previously registered, which are currently registered and remain unsold under our registration statement on Form F-1 (File No. 333-264601), initially filed with the SEC on May 2, 2022, as subsequently amended (the “Warrant F-1 Registration Statement”), which was declared effective by the SEC on May 9, 2022; and

(iii)	the offering and sale from time to time by Nomura Securities International, Inc. (“Nomura”) of up to 18,896,137 ordinary shares that may be issued and sold under a Purchase Agreement that we entered into with Nomura in connection with an equity subscription line, which are currently registered and remain unsold under our registration statement on Form F-1 (File No. 333-266643), first filed with the SEC on August 8, 2022, as subsequently amended (the “ELS F-1 Registration Statement,” together with the PIPE F-1 Registration Statement and the Warrant F-1 Registration Statement, the “Prior Registration Statements”), which was declared effective by the SEC on August 18, 2022.

This registration statement of which this prospectus forms a part converts the Prior Registration Statements into a registration statement on Form F-3. Pursuant to Rule 429 under the Securities Act, this registration statement, which is a new registration statement, also constitutes a post-effective amendment to each of the Prior Registration Statements.

On December 16, 2021, we consummated a business combination pursuant to the Business Combination Agreement, dated as of June 10, 2021, as amended, by and among Broadstone Acquisition Corp. (“Broadstone”), Vertical Merger Sub Ltd. (“Merger Sub”), us, Vertical Aerospace Group Ltd. (“VAGL”) and certain shareholders of VAGL (“VAGL Shareholders”) (collectively, the “Merger”). Pursuant to the Business Combination Agreement, Broadstone merged with and into Merger Sub, with Merger Sub ceasing and Broadstone being the surviving entity and our wholly owned subsidiary.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” “registrant,” “Company” and “Vertical” mean Vertical Aerospace Ltd. and its subsidiaries. When we refer to “you,” we mean the potential holders of the applicable series of securities.

No action is being taken in any in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to an offering pursuant to and the distribution of this prospectus applicable to that jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Our limited operating history and that we have not yet manufactured any non-prototype aircraft or sold any aircraft to eVTOL aircraft customers;

•	If we are unable to produce, certify or launch aircraft in the volumes or timelines projected;

•	Being an early-stage company with a history of losses, we expect to incur significant expenses and continuing losses in the foreseeable future;

•	Our markets are still in relatively early stages of growth, and such markets may not continue to grow, grow more slowly than we expect or fail to grow as large as we expect;

•	Our dependence on our partners and suppliers for the components in our aircraft and for our operational needs;

•	Any accidents or incidents involving eVTOL aircraft, developed by us or our competitors, could harm our business;

•	Our eVTOL aircraft may not be certified by transportation authorities for production and operation within any projected timeline, or at all;

•	All of the pre-orders we have received for our aircraft are conditional and may be terminated at any time by either party and any pre-delivery payments may be fully refundable upon certain circumstances;

•	Our aircraft may not perform at the level we expect and may have potential defects;

•	Our business has grown rapidly and expects to continue to grow significantly, and any failure to manage that growth effectively could harm our business;

•	Our dependence on recruiting and retaining our senior management team and other highly skilled personnel;

•	Our business plans require a significant amount of capital and we may not be able to raise additional funds when we need or want them, or at all, to fund our operations, which could force us to curtail or even cease our planned operations and the pursuit of our growth strategy;

•	Our limited cash and cash equivalents and recurring losses from our operations raise significant doubt (or raise substantial doubt as contemplated by Public Company Accounting Oversight Board standards) regarding our ability to continue as a going concern;

•	We previously identified material weaknesses in our internal controls over financial reporting, which if we fail to properly remediate, could adversely affect our results of operations, investor confidence in us and the market price of our ordinary shares; and

•	other risks and uncertainties described the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties described in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “registrant,” the “Company,” and “Vertical” mean Vertical Aerospace Ltd., a Cayman Islands exempted company. When we refer to “you,” we mean the potential holders of the applicable series of securities.

In this document, unless otherwise stated in this prospectus or the context requires:

“American” means American Airlines Inc.

“American Warrant Instrument” means the warrant instrument entered into by Vertical immediately following the Closing, as amended and restated on July 15, 2022, pursuant to which, among other things, American received warrants exercisable for ordinary shares and shall receive additional warrants exercisable for ordinary shares upon placement of certain legally binding commitments for additional aircraft or payment of certain commitment fees. The amended American Warrant Instrument is attached as Exhibit 4.7 to the registration statement of which this prospectus forms a part.

“Avolon” means Avolon e Limited, its shareholders or a member of the Avolon Group (as applicable).

“Avolon Group” means Avolon Holdings Limited and each of its subsidiaries from time to time.

“Avolon Warrant Instrument” means the warrant instrument entered into by Vertical immediately following the Closing pursuant to which, among other things, the shareholders of Avolon e Limited received warrants exercisable for ordinary shares.

“Broadstone” means Broadstone Acquisition Corp., a Cayman Islands exempted company.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 10, 2021, as amended, by and among, inter alia, Broadstone, Merger Sub, Vertical, VAGL and the VAGL Shareholders.

“Business Combination” means the Merger, the Share Acquisition, and any other transactions contemplated by the Business Combination Agreement.

“Closing” means the closing of the Business Combination on December 16, 2021.

“Convertible Notes Warrants” means the 4,000,000 warrants, which are exercisable for one ordinary share each, with an exercise price of $11.50 per ordinary share (subject to adjustment), and which were issued to the Convertible Senior Secured Notes Investor immediately after Closing pursuant to the Convertible Senior Secured Notes Subscription Agreement.

“Convertible Senior Secured Notes” means the convertible senior secured notes due 2026 of Vertical with an aggregate principal amount of $200,000,000, which bear interest at a rate of 7.00% per annum for cash interest or 9.00% per annum paid-in-kind at the election of Vertical that is paid semi-annually.

“Convertible Senior Secured Notes Investor” means Mudrick Capital Management L.P., the third-party investor who subscribed for the Convertible Senior Secured Notes on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by it or its affiliates.

“Convertible Senior Secured Notes Shares” means the ordinary shares into which the Convertible Senior Secured Notes are convertible pursuant to the Convertible Senior Secured Notes Subscription Agreement.

“Convertible Senior Secured Notes Subscription Agreement” means the subscription agreement, dated October 26, 2021, entered into between Vertical, Broadstone and the Convertible Senior Secured Notes Investor, pursuant to which, among other things, Vertical agreed to issue and sell the Convertible Senior Secured Notes in a private placement that closed concurrently with the Business Combination.

“Convertible Senior Secured PIK Shares” means the ordinary shares representing the total amount of PIK Interest that may be issued to the Convertible Senior Secured Notes Investor.

“Indenture” means the indenture governing the Convertible Senior Secured Notes as entered into between Vertical, Broadstone as guarantor, VAGL as guarantor and U.S. Bank National Association as trustee and collateral agent for the Convertible Senior Secured Notes.

“Initial Virgin Atlantic Warrants” means 2,625,000 warrants to purchase ordinary shares issued to Virgin Atlantic immediately after Closing in accordance with the Virgin Atlantic Warrant Instrument.

“Nomura Registration Rights Agreement” means the registration rights agreement, dated as of August 5, 2022, by and between Vertical and Nomura.

“PIK Interest” means the 9.00% per annum paid-in-kind interest that can be paid semi-annually, at our option, and will be convertible for ordinary shares due under the Convertible Senior Secured Notes.

“Public Warrant Agreement” means the warrant agreement governing the Public Warrants.

“Purchase Agreement” means the share purchase agreement, dated as of August 5, 2022, by and between Vertical and Nomura.

“Sponsor” means Broadstone Sponsor LLP, a United Kingdom limited liability partnership.

“VAGL” means Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales and a wholly-owned subsidiary of Vertical Aerospace Ltd.

“VAGL Shareholders” means the shareholders of VAGL named as a party to the Business Combination Agreement.

“Virgin Atlantic” means Virgin Atlantic Limited.

“Virgin Atlantic Warrant Instrument” means the warrant instrument by and between Vertical and Virgin Atlantic, dated October 29, 2021, pursuant to which, among other things, immediately after Closing, Virgin Atlantic received warrants exercisable for ordinary shares.

OUR COMPANY

Company Overview

Our purpose is to revolutionize the way we travel, in a more sustainable world. We are a global aerospace and technology company that is pioneering zero-emissions aviation, focused on designing, manufacturing and selling a zero operating emission electric vertical takeoff and landing (“eVTOL”) aircraft for use in the advanced air mobility market, using the most cutting-edge technology from the aerospace, automotive and energy industries.

Founded in 2016, we come from a deep aerospace and automotive mindset and have already designed, built and flown two prototype eVTOL aircraft in 2018 and 2019. We are currently developing, and are progressing towards the certification of, our flagship eVTOL, the VX4, which has undergone the first stages of its flight test campaign. We are targeting the VX4 to be capable of transporting a pilot and up to four passengers, traveling distances of up to 100 miles, and achieving cruise speeds of 150 miles per hour, while producing minimal noise and zero operating emissions.

Company Information

The mailing address of our principal executive office is Unit 1 Camwal Court, Chapel Street, Bristol BS2 0UW, United Kingdom, and our telephone number is +44-177 457 2094. Our website address is https://www.vertical-aerospace.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Cogency Global Inc.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2022.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and other financial information incorporated by reference into this prospectus.

As of December 31, 2022
(in £ 000)
Cash and cash equivalents	£122,813
Equity:
Share capital	16
Share premium	257,197
Other reserves	92,857
Accumulated deficit	(432,752)
Total equity:	(82,682)
Debt:
Derivative financial liabilities	205,247
Long term lease liabilities	2,645
Short term lease liabilities	516
Total capitalization(1)	£248,539

(1) Excludes the impact of any cash exercise of Public Warrants, Convertible Notes Warrants and Initial Virgin Atlantic Warrants held by the respective securityholders. Further, all of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts, and we will not receive any of the proceeds from such sales, except in connection with sales of our ordinary shares to Nomura that we may elect to make to Nomura pursuant to the Purchase Agreement from time to time. However, there is no guarantee that we will elect to make any such sales to Nomura pursuant to the Purchase Agreement, so the impact of the proceeds from such sales is uncertain. As such, there is no impact to the capitalization relating to the resale.

USE OF PROCEEDS

We are registering the resale of our securities by the Selling Securityholders. All of the ordinary shares and Convertible Notes Warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of $46 million from the exercise of the Convertible Notes Warrants, assuming the exercise in full of all of the Convertible Notes Warrants for cash. If the Convertible Notes Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. In addition, we may receive up to $87 million net of transaction costs from Nomura under the Purchase Agreement in connection with sales of our ordinary shares to Nomura that we may elect to make to Nomura pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the date of this prospectus. If the price of our ordinary shares is below $11.50, the exercise price of the Public Warrants and the Convertible Notes Warrants, or $10.00, the exercise price of the Initial Virgin Atlantic Warrants, the holders of the Public Warrants, Convertible Notes Warrants and the Initial Virgin Atlantic Warrants will be unlikely to cash exercise their warrants, resulting in little or no cash proceeds to us.

We intend to use any proceeds from sales of our ordinary shares to Nomura and exercises of the Public Warrants, Convertible Notes Warrants and Initial Virgin Atlantic Warrants for working capital and other general corporate purposes. Our management will have broad discretion over the use of proceeds from the sales of ordinary shares to Nomura and the exercises of the Public Warrants, Convertible Notes Warrants and Initial Virgin Atlantic Warrants.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their ordinary shares and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following summary of the material terms of our share capital is not intended to be a complete summary of the rights and preferences of such securities, and should be read together with the Company’s amended and restated memorandum and articles of association dated effective on December 1, 2021 (the “Articles”). We urge to you read the Articles in its entirety for a complete description of the rights and preferences of our share capital.

General

We are a Cayman Islands exempted company with limited liability (company number 376116). Our affairs are governed by our Articles and the Companies Act of the Cayman Islands, as amended and restated from time to time (the “Companies Act”).

Our objects are unrestricted, and Section 3 of our Articles provides that we shall have full power and authority to carry out any object not prohibited by any law.

Our register of members is maintained by Continental Stock Transfer & Trust Company.

Ordinary Shares

General

We are authorized to issue 500,000,000 ordinary shares, par value $0.0001 per share. As of December 31, 2022, our issued share capital was $21,421 (214,211,021 ordinary shares in issue). All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing our issued and outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Holders of ordinary shares do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our board of directors (“Board”) may provide for other classes of shares, including classes of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our Board. If we issue any preferred shares, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares. See “—Variations of Rights of Shares.”

As of March 1, 2023, there were 214,211,021 ordinary shares issued and outstanding. In addition, as of March 1, 2023, we had 21,889,935 ordinary shares issuable upon the exercise of outstanding warrants, and 19,850,244 ordinary shares issuable upon conversion of the Convertible Senior Secured Notes.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our Board subject to the Companies Act and our Articles. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our Board.

Voting Rights

Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. A quorum required for a meeting of shareholders consists of members holding at least a simple majority of all voting share capital in issue at any such general meeting of the Company. Voting at any meeting of shareholders is by poll and not on a show of hands.

A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our Articles or the voluntary winding up of the Company.

The adoption of any ordinary resolution by our shareholders requires the affirmative vote of a simple majority of the votes permitted to be cast by persons present (in person or by proxy) and voting at a general meeting at which a quorum is present, while a special resolution requires the affirmative vote of no less than two-thirds of the votes permitted to be cast by persons present (in person or by proxy) and voting at any such meeting, or, in each case, a unanimous resolution in writing.

Shareholder Meetings

Under our Articles, all general meetings of the Company other than annual general meetings are called extraordinary general meetings. Extraordinary general meetings for any purpose or purposes may be called at any time by a resolution adopted by the majority of our directors.

Our Articles do not permit our shareholders to request either an annual general meeting or an extraordinary general meeting. However, if an annual general meeting or an extraordinary general meeting is called by the directors, shareholders who are entitled to vote at the meeting and who comply with the notice provisions in the Articles may put forth a proposal. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Our Articles provide that notice of any general meeting shall be provided to each shareholder entitled to vote at such meeting not less than ten calendar days but not more than sixty calendar days before the date of the meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called. Business transacted at an extraordinary general meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. A quorum required for a meeting of shareholders consists of members holding at least a simple majority of all voting share capital in issue at any such general meeting of the Company.

Variations of Rights of Shares

Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Options

Our board of directors is empowered to grant options with or without preferred, deferred, or other rights or restrictions. We currently have in place two employee incentive plans under which options in our ordinary shares can be granted to eligible employees.

Transfer of Ordinary Shares

Any of our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, or approved by our Board, subject to the applicable restrictions of our Articles, such as the determination by the directors that a proposed transfer is not eligible.

Ownership Threshold

There are no provisions under Cayman Islands law applicable to us, or under the Articles, that require us to disclose shareholder ownership above any particular ownership threshold.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions in the Articles

Some provisions of the Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Calls on Shares and Forfeiture of Shares

Our Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Directors

Our management is vested in our Board. Our Articles provide that questions arising at any meeting of directors shall be decided by the votes of a majority of the directors presented at a duly held meeting at which a quorum is present, or by unanimous written resolution of the Board. The quorum necessary for any Board meeting shall consist of at least a majority of the members of our Board.

Each director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

There is no cumulative voting with respect to the appointment of directors.

Directors may be appointed either to fill a vacancy arising from the resignation of a former director or as an addition to the existing Board by the affirmative vote of a simple majority of the directors present and voting at a Board meeting. A vacancy on the Board created by the removal of a director may be filled by the election or appointment by an ordinary resolution at the general meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a Board meeting. A director may be removed from office by a special resolution for cause at the general meeting of the shareholders, or by a special resolution where the Board makes a determination that removal of a director is in the best interests of the Company.

Under our Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding their interest; provided that, in exercising any such vote, such director complies with their fiduciary duties and any other applicable duties.

Our directors are entitled to such remuneration as the directors may from time to time determine.

Indemnity of Directors and Officers

Our Articles provide that our Board and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices to the fullest extent permitted under the laws of the Cayman Islands.

Differences in Company Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is permitted or not prohibited by the constitutional documents of the company incorporated in another jurisdiction facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company if a copy of the plan of merger or consolidation is given to every member of the subsidiary company unless that member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the Cayman Islands court waives such requirement or makes such order as the Cayman Islands court otherwise considers reasonable. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company and the surviving company is the Cayman Islands exempted company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or within seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder may) shall file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Cayman Islands court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, that will generally be more suited for complex mergers or other transactions involving widely held companies. Such transactions, commonly referred to in the Cayman Islands as a “scheme of arrangement,” may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in respect a scheme of arrangement proposed between a company and its shareholders (or any class of shareholder), three fourths in value of the shareholders (or each class of shareholder) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose; or (ii) a scheme of arrangement proposed between a company and its creditors (or any class of creditors), a majority in number representing three fourths in value of the creditors (or each class of creditors) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands court. While a dissenting shareholder would have the right to express to the Cayman Islands court the view that the scheme of arrangement should not be sanctioned, the Cayman Islands court may be expected to sanction the scheme of arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement is sanctioned by the Cayman Islands court, the scheme of arrangement will be binding on all of the shareholders (or each class of shareholder) or creditors (or each class of creditor).

If a scheme of arrangement or takeover offer (as described below) is sanctioned by the Cayman Islands court, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Walkers (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Walkers (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our Articles permit indemnification of officers and directors, to the fullest extent permitted under the laws of the Cayman Islands, for any liability and loss suffered and expenses, including legal expenses, incurred in their capacities as such in connection with any action, suit or proceeding, where civil, administrative or investigative. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors that will provide such persons with additional indemnification beyond that provided in our Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Articles do not permit our shareholders to requisition either an annual general meeting or an extraordinary general meeting. However, if an annual general meeting or an extraordinary general meeting is called by the Directors, shareholders who are entitled to vote at the meeting and who comply with the notice provisions in the Articles may put forth a proposal. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Articles, directors may be removed by the shareholders only for “Cause” (i.e., a conviction of a felony, the willful misconduct in the performance of director’s duties to the Company in a matter of substantial importance, or mental incompetency that directly affects such director’s ability to perform his or her obligations as a director) by a special resolution (except if the Board makes a determination that removal of a director by the shareholders by special resolution is in the best interests of the Company, then the definition of “Cause” shall not apply). A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) is prohibited by applicable law from being a director; or (v) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from meetings of the Board for six consecutive months without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the shareholders.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Waiver of Certain Corporate Opportunities

Under the Articles, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in the Articles). This is subject to applicable law and may be waived by the relevant director.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares and warrants are listed on the New York Stock Exchange under the symbol “EVTL” and “EVTLW,” respectively.

DESCRIPTION OF WARRANTS

The following summary of the material terms of our warrants is not intended to be a complete and is qualified by reference to the Articles and the Warrant-related documents described herein which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Articles and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Public Warrants

As of March 1, 2023, there were 15,264,935 Public Warrants outstanding, calling for 15,264,935 of our ordinary shares issuable upon exercise of the warrants.

Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire on December 16, 2026, five years after the date on which the Business Combination was completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement filed with the SEC and a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. Warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption during any period when we will have failed to maintain an effective registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of  (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Redemption of warrants for cash when the price per ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•     in whole and not in part;

•     at a price of  $0.01 per warrant;

•     upon a minimum of 30 days’ prior written notice of redemption to each warrantholder; and

•     if, and only if, the closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for ordinary shares when the price per ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, we may redeem the outstanding warrants:

•     in whole and not in part;

•     at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our ordinary shares (as defined below) except as otherwise described below;

•     if, and only if, the closing price of our ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders; and

•     if the closing price of the ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below).

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. In such event, each holder of the warrants would pay the exercise price by surrendering the whole warrants for that number of ordinary shares determined based on the redemption date and the “fair market value” of our ordinary shares. The “fair market value” is determined for these purposes based on volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends. In addition, we may, at our option, require all holders of warrants to exercise their warrants on a “cashless basis” if our ordinary shares are at the time of exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule).

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Anti-Dilution Adjustments

If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of ordinary shares on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, and (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of shares in the successor entity that are not listed for trading on a national securities exchange or are not quoted in an established over-the-counter market, or will not be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Private Placement Warrants

Private placement warrants refer to the 4,000,000 Convertible Notes Warrants held by the Senior Secured Notes Investor, as well as warrants to purchase our ordinary shares that were issued concurrently with the closing of the Business Combination, and are issuable in the future subject to the satisfaction of certain conditions to (a) American, pursuant to the American Warrant Instrument, (b) Avolon, pursuant to the Avolon Warrant Instrument, and (c) Virgin Atlantic, pursuant to the Virgin Atlantic Warrant Instrument. We are registering for resale the ordinary shares underlying the warrants issued to American, Avolon and Virgin Atlantic concurrently with the closing of the Business Combination. As of March 1, 2023, there were 6,625,000 private placement warrants issued and outstanding, calling for 6,625,000 of our ordinary shares issuable upon exercise of the warrants at the exercise price of $11.50 per share. See below for a description of the material terms of the Convertible Notes Warrants, which may be offered and sold by the Convertible Senior Secured Notes Investor from time to time pursuant to this Prospectus.

Convertible Notes Warrants

As of March 1, 2023, there were 4,000,000 Convertible Notes Warrants outstanding, calling for 4,000,000 of our ordinary shares issuable upon exercise of the warrants. Each Convertible Notes Warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed above. The Convertible Notes Warrants will expire on December 16, 2026, five years after the date on which the Business Combination was completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The material terms and provisions of the Convertible Notes Warrants are identical to those of the Public Warrants.

Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for the Public Warrants and Convertible Notes Warrants is Continental Stock Transfer & Trust Company. We may designate a new or additional transfer agent for such ordinary shares and warrants, and we will provide you with notice of such action and of any change in the office through which any such agent will act.

Listing

Our Public Warrants are listed on the New York Stock Exchange under the symbol “EVTLW.”

SELLING SECURITYHOLDERS

This prospectus relates to: (i) the offer and sale of up to 4,000,000 Convertible Notes Warrants by certain selling securityholders named below, (ii) the offer and sale of up to 15,264,935 ordinary shares that are issuable by us upon exercise of the Public Warrants and (iii) the offer and sale from time to time by the selling securityholders named below of up to 222,638,700 ordinary shares, which also includes: (a) up to 28,229,053 Convertible Senior Secured Notes Shares; (b) up to 6,625,000 ordinary shares issuable by us upon exercise of the Convertible Notes Warrants and the Initial Virgin Atlantic Warrants; and (c) up to 18,896,137 ordinary shares by Nomura in connection with the Equity Subscription Line.

With respect to the Convertible Senior Secured Notes Shares, we have assumed the maximum aggregate principal amount of PIK Interest will be issued as paid-in-kind interest payments on the currently outstanding Convertible Senior Secured Notes. With respect to the ordinary shares issuable under the Equity Subscription Line, the below represents all of the ordinary shares that Nomura may offer under this prospectus.

The Selling Securityholders may from time to time offer and sell any or all of ordinary shares and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. Unless stated otherwise, when we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the ordinary shares or warrants after the date of this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders and sets forth the names of the Selling Securityholders and the aggregate number of ordinary shares and warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 15,264,935 ordinary shares upon the exercise of outstanding Public Warrants, which is covered by this prospectus, but reflects up to 6,625,000 ordinary shares issuable upon exercise of the Convertible Notes Warrants and the Initial Virgin Atlantic Warrants.

Because the Selling Securityholders are not obligated to sell their securities, we cannot state with certainty the amount of our securities that the Selling Securityholders will hold upon consummation of any such sales. In addition, since the date on which the Selling Securityholders provided this information to us, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. We do not know how long the Selling Securityholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale of any of the shares. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes ordinary shares with respect to which a Selling Securityholder has voting and investment power. Percentage of beneficial ownership is based on 214,211,021 ordinary shares outstanding as of March 1, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable or will otherwise vest within 60 days of March 1, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise noted below, each Selling Securityholder’s address is: Unit 1 Camwal Court, Chapel Street, Bristol BS2 0UW, United Kingdom.

	Number of
	Ordinary
	Shares	Number of	Number of	Percentage of
	Beneficially	Ordinary	Ordinary	Outstanding
	Owned	Shares	Shares	Ordinary Shares
	prior to	Being	After	Owned Before
Name of Selling Securityholders	Offering	Offered(1)	Offering	Offering(2)
AMERICAN AIRLINES, INC.(3)	11,250,000	11,250,000	—	4.2%
HONEYWELL INTERNATIONAL INC.(4)	1,000,000	1,000,000	—	*
MAPLES TRUSTEE SERVICES (CAYMAN) LIMITED(5)	6,086,000	6,086,000	—	2.3%
AFFILIATES OF MUDRICK CAPITAL MANAGEMENT L.P.(6)	32,229,053	32,229,053	—	12.0%
VIRGIN ATLANTIC LIMITED(7)	2,625,000	2,625,000	—	1.0%
STEPHEN FITZPATRICK(8)	150,552,010	150,552,510	—	56.2%
NOMURA SECURITIES INTERNATIONAL, INC.(9)	150,000	18,896,137	—	*

*	Less than 1%.

(1)	The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)	The percentage of ordinary shares to be beneficially owned before completion of the offering is calculated on the basis of 267,961,211 ordinary shares (on a post-exercise basis and assuming the exercise of the Convertible Notes Warrants and Initial Virgin Atlantic Warrants, the conversion of the Convertible Senior Secured Notes and the issuance of the Convertible Senior Secured PIK Shares and the issuance of all the ordinary shares issuable under the Equity Subscription Line to Nomura), which represents all ordinary shares to be offered by the Selling Securityholders hereby except for ordinary shares that are issuable by us upon exercise of the Public Warrants.

(3)	American Airlines, Inc. is the direct holder of these ordinary shares. The three members of the board of directors of American Airlines, Inc. have voting and dispositive power over the ordinary shares held of record by American Airlines, Inc. and approval of a majority of directors is required to approve an action. However, under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting and dispositive decisions require approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Therefore, none of the individual members of the board of directors of American Airlines, Inc. is a beneficial owner of the ordinary shares and each such member disclaims beneficial ownership of all ordinary shares held directly by American Airlines, Inc. American Airlines, Inc. is a wholly owned subsidiary of American Airlines Group Inc. As a result, American Airlines Group Inc. may be deemed to share beneficial ownership of the ordinary shares held of record by American Airlines, Inc. American Airlines Group Inc. is a publicly traded company with common stock listed on the Nasdaq Global Select Market. The address for each of American Airlines, Inc. and American Airlines Group Inc. is 1 Skyview Drive, Fort Worth, Texas 76155 United States.

(4)	The ordinary shares are held directly by Honeywell International Inc., and the address for Honeywell International Inc. is 855 S. Mint Street, Charlotte, North Carolina 28202 United States.

(5)	Maples Trustee Services (Cayman) Limited (“Holder”) is the trustee of Avolon e Trust II (the “Trust”), and the shares form part of the property of the Trust. In its capacity as trustee of the Trust, Holder holds the ordinary shares pursuant to arrangements under which Dómhnal Slattery and Andy Cronin jointly, and not severally, control the voting of the relevant ordinary shares, while the disposition of the relevant ordinary shares is controlled by 16 individuals associated with Avolon, each of whom controls disposition of the Shares in which he or she has a beneficial interest in the Trust. Dómhnal Slattery is the Chairman of our board of directors. The address for Maples Trustee Services (Cayman) Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Represents 32,229,053 ordinary shares that consist of: (a) 19,850,244 Convertible Senior Secured Notes Shares, (b) 8,378,809 ordinary shares, which represents the maximum number of Convertible Senior Secured PIK Shares that are still issuable to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management, L.P. or its affiliates pursuant to the Convertible Senior Secured Subscription Agreement and (c) the 4,000,000 ordinary shares issuable upon conversion of the Convertible Notes Warrants. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital Management, L.P. Mr. Mudrick, through Mudrick Capital Management, L.P., is responsible for the voting and investment decisions relating to such ordinary shares. Each of the aforementioned entities and individuals disclaims beneficial ownership of the ordinary shares held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(7)	The board of directors of Virgin Atlantic Limited from time to time has voting and dispositive power over the ordinary shares held by Virgin Atlantic Limited. However, under the “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. As a result, none of the individual directors on the board of directors of Virgin Atlantic Limited is deemed to have beneficial ownership of such shares. The address of Virgin Atlantic Limited is The Vhq, Fleming Way, Crawley, West Sussex, United Kingdom, RH10 9DF.

(8)	Stephen Fitzpatrick is Chief Executive Officer, director and majority shareholder of the Company. Mr. Fitzpatrick is the founder and director of VAGL, our wholly owned subsidiary.

(9)	Nomura is a wholly owned subsidiary of Nomura Holdings, Inc. (NYSE: NMR). Nomura Holdings, Inc. is the ultimate parent holding company of Nomura, which, in its capacity as a parent company, disclaims beneficial ownership of the Ordinary Shares except to the extent of its direct or indirect economic interest in Nomura. The address of Nomura Holdings, Inc. is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan. The business address of Nomura is 309 West 49th Street, New York, New York 10019. Nomura is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”). Nomura is expected to act as an executing broker for the sale of the ordinary shares pursuant to the Purchase Agreement and registered hereunder. The receipt by Nomura of all the proceeds from sales of ordinary shares to the public results in a "conflict of interest" under FINRA Rule 5121. Accordingly, such sales will be conducted in compliance with FINRA Rule 5121. To the extent that the ordinary shares do not have a "bona fide public market," as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of "due diligence" with respect to, the registration statement. Pursuant to FINRA Rule 5121, Nomura will not confirm sales of the ordinary shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

PLAN OF DISTRIBUTION

This prospectus relates to (i) the resale or other disposition, from time to time, of up to 203,742,563 ordinary shares by the Selling Securityholders, which includes 19,850,244 ordinary shares due upon the conversion of the Convertible Senior Secured Notes and 8,378,809 ordinary shares that are still issuable as PIK Interest as well as 6,625,000 ordinary shares that are issuable by us upon exercise of the Convertible Notes Warrants and the Initial Virgin Atlantic Warrants; (ii) the issuance from time by time by us of up to 15,264,935 ordinary shares upon the exercise of our Public Warrants; (iii) the resale or other disposition, from time to time, of up to 4,000,000 Convertible Notes Warrants; and (iv) the potential resale from time to time of up to 18,896,137 ordinary shares by Nomura that we may elect, in our sole discretion, to issue and sell to Nomura pursuant to a Purchase Agreement.

The Selling Securityholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at negotiated prices;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	any other method permitted pursuant to applicable law.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If any Selling Securityholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the securities covered by this prospectus to its members, partners or shareholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, shareholders or other securityholders are not affiliates of ours, such members, partners, shareholders or other securityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successor-in-interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus after they have provided to us certain documentation.

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, the Selling Securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

In connection with the sale of our securities, unless otherwise restricted by a contractual agreement or, in the case of a Selling Securityholder who is an employee or director, our insider trading policy, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option, forward or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities registered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

There can be no assurance that any Selling Securityholder will sell any or all of the securities registered pursuant to the shelf registration statement of which this prospectus forms a part. In addition, the Selling Securityholder may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholder has the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders and any other person participating in the sale of our securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

In order to comply with the securities laws of some states, if applicable, securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of securities against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the securities will be freely tradeable in the hands of persons other than our affiliates.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

Relationship with Nomura

Nomura is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Nomura has informed us that it intends to, on its own behalf, effectuate all resales, if any, of our ordinary shares that it may acquire from us pursuant to the Purchase Agreement. Nomura may also use one or more registered broker-dealers to effectuate resales, if any, of our ordinary shares that it may acquire from us pursuant to the Purchase Agreement; however, Nomura is under no obligation, and has not expressed any present intent, to do so. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Nomura has informed us that any such broker-dealer may receive commissions from Nomura and, if so, such commissions will not exceed customary brokerage commissions.

Conflict of Interest

Nomura is a FINRA member which will act as an executing broker for the sale of the ordinary shares sold by Nomura pursuant to the Equity Subscription Line. Because Nomura will receive all the net proceeds from sales of ordinary shares made to the public, Nomura is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. To the extent that the ordinary shares do not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. In accordance with FINRA Rule 5121, Nomura will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

The total underwriting compensation to be received in connection with sales of ordinary shares by Nomura to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum $100 million in aggregate gross purchase price of Ordinary Shares to be sold to the public.

Ordinary shares issuable upon exercise of Public Warrants

The ordinary shares that issuable upon exercise of our public warrants will be issued directly to holders of our public warrants upon surrender of the warrant certificate on or prior to their expiration, 5:00 p.m., New York City time on December 16, 2026, at the offices of the warrant agent, Continental Stock Transfer & Trust Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised.

LEGAL MATTERS

The validity of the securities being registered hereby and certain other matters of Cayman law will be passed upon for us by Walkers (Cayman) LLP. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered address of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH, United Kingdom.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers and the Cayman experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

We have been advised by our Cayman Islands legal counsel, Walkers (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered.

Expenses	Amount
SEC registration fee		$221,533.97
FINRA filing fee		*
Legal and accounting fees and expenses		*
Trustee and transfer agent fees and expenses		*
Miscellaneous costs		*
Total	$	*

* Estimated fees and expenses are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this prospectus.

All amounts in the table are estimates except the SEC registration fee. Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus will be deemed to incorporate by reference the following documents, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

•	Our Annual Report of on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 22, 2023; and

•	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on December 15, 2021 and any amendment or report filed with the SEC for the purpose of updating the description.

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Vertical Aerospace Ltd., Unit 1 Camwal Court, Chapel Street, Bristol BS2 0UW, United Kingdom and our telephone number at that address is +44 117 457-2094. Alternatively, copies of these documents are available via our website (http://investor.vertical-aerospace.com), or as described under “Where You Can Find More Information” below. The information on our website is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form F-3 we filed with the SEC under the Securities Act, and does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and current reports on Form 6-K. The SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

Our website is www.vertical-aerospace.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

As a foreign private issuer, we are exempt from certain of the requirements under the Exchange Act including, among other things, the rules prescribing the furnishing and content of proxy statements, and the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Ordinary Shares

Warrants